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Memory Pharmaceuticals and Roche Expand R3487/MEM 3454 Development Program
- Amendment Results in Accelerated Payments of $8.5 Million -

MONTVALE, N.J., September 17, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has amended its nicotinic alpha-7 receptor agonist agreement with Roche to expand the Phase 2 development program for R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS). Memory Pharmaceuticals is currently conducting a Phase 2 trial of R3487/MEM 3454 in CIAS, and the companies have agreed to expand the study to allow for an increase in the target number of patients enrolled in the trial to up to approximately 212 patients, which will provide for a more robust data set and increase the potential for the study to facilitate advancing the compound into a pivotal trial. In addition, Roche has notified Memory Pharmaceuticals that it intends to initiate a Phase 2 trial of R3487/MEM 3454 in Alzheimer’s disease starting either at the end of this year or at the beginning of 2009.

Under the terms of the amendment, Roche will provide funding to Memory Pharmaceuticals, in advance, for all costs associated with the increase in enrollment and will accelerate a portion of the $17.0 million payment associated with the completion of the Phase 2 CIAS trial as follows: $3.5 million in connection with entering into this amendment and $5.0 million upon the completion of enrollment for the CIAS trial. The payment of the remaining $8.5 million will become due 30 days following the availability of top-line data from the Phase 2 CIAS trial, which is now expected in the second quarter of 2009.

“Our CIAS trial is the first major trial evaluating a nicotinic alpha-7 receptor agonist in this indication, and this amendment reflects our joint desire to ensure that the study is appropriately powered to generate a data set that, if the results are positive, will establish a path forward for a pivotal trial,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “Enrollment in the CIAS trial has gone well, and we expect the expansion of the trial to continue on that trend. Most importantly, this announcement, coupled with the plan to commence a further trial in Alzheimer’s disease later this year, underscores the collective excitement of Roche and Memory about the potential of R3487/MEM 3454 in both of these debilitating diseases.”

The Phase 2 trial is in patients with stable schizophrenia who are receiving atypical antipsychotic therapy. Subjects in the study are randomized to receive 5 mg, 15 mg or 50 mg of R3487/MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effectiveness of R3487/MEM 3454 in CIAS using the MATRICS Consensus Cognitive Battery (MCCB). Secondary objectives include measures of other symptoms of schizophrenia and functional capacity.

About R3487/MEM 3454

R3487/MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. In a recently completed Phase 2a study in Alzheimer’s disease patients, R3487/MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. In May 2008, Roche exercised its option to license R3487/MEM 3454 for future development and commercialization.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.